Exhibit 99.1

[GRAPHIC OMITTED]
NEWS
FROM PLAYBOY ENTERPRISES, INC.




FOR IMMEDIATE RELEASE                                       Investor Contact:
                                                            Martha Lindeman
                                                            312-373-2430

                                                            Media Contact:
                                                            Linda Marsicano
                                                            312-373-2447

                           PLAYBOY ENTERPRISES REPORTS
                              THIRD QUARTER RESULTS

CHICAGO, Tuesday, November 7, 2006 - Playboy Enterprises, Inc. (PEI) (NYSE: PLA,
PLAA) today reported net income of $1.1 million, or $0.03 per basic and diluted share, for the third quarter ended September 30, 2006, better than the loss the company had projected. The results compare to net income of $3.2 million, or $0.10 per basic and diluted share in the prior year period. Revenues in the quarter rose 2% to $82.3 million from $80.9 million last year.

         Third quarter 2006 operating income was $3.7 million, down 31% from $5.4 million in last year's third quarter. While Licensing results were up more than 40%, the gain was more than offset by lower Entertainment profits and increased Corporate Administration expense.

         Playboy Chairman and Chief Executive Officer Christie Hefner said: "The quarter's results reflected the continued strength of our growth businesses of global licensing and new digital media, both of which reported double-digit profit gains. The fourth quarter marks the opening of our venues at the Palms, and we expect that the related high-margin revenues will further accelerate the growth of our Licensing business.

         "The domestic TV business remains in transition and publishing challenging. Our goal is to maintain our leadership position. To that end, in TV, we just launched new movie networks, which offer consumers better programming, packaging and scheduling. In addition, we continue to encourage operators to offer and market Playboy TV as a subscription-on-demand package, which we believe is a compelling new product. However, because of the recent introduction of these products and the lag in reporting by our distribution partners, we do not yet have enough data to determine how well we are performing, which makes it difficult to make near-term projections. Rather than lower guidance, however, at this time we are maintaining our estimate of $0.05 to $0.10 EPS for the year that we had previously announced," Hefner said.

Entertainment

Entertainment Group 2006 third quarter segment income was $5.8 million, down 18% from $7.1 million in last year's quarter. Revenues in the same period rose 5% to $50.2 million from $47.8 million.

         In domestic TV, increased revenues from Playboy TV as a subscription service and from video-on-demand distribution of the movie services were more than offset by lower cable and satellite pay-per-view revenues for both Playboy TV and the movie networks, resulting in a 19% decline in revenues in the quarter compared to last year.

         Third quarter international revenues rose 17% versus last year, reflecting improved performance of the UK networks, favorable currency exchange rates and increased royalties from mobile agreements. Recent acquisitions were primarily responsible for the 41% growth in online revenues year-over-year and for the increase in DVD sales, which led to a more-than-doubling of other revenues. As a result of these top-line increases, the international, online and other businesses reported significant profit gains, offsetting the reduced contribution from domestic TV.

         Planned increases in online spending were responsible for the 12% increase in 2006 third quarter programming and content expense.

Publishing

The Publishing Group reported a segment loss of $0.8 million for the 2006 third quarter, comparable to the prior year quarter. Reduced editorial and operating expenses for Playboy Magazine offset the $2.7 million decline in third quarter revenues to $24.6 million this year from $27.3 million last year, which were a result of weak market conditions in domestic newsstand and advertising sales.

         The company said that it expects advertising revenues to be up approximately 10% in the 2006 fourth quarter compared to last year.

Licensing

Third quarter 2006 Licensing Group segment income rose 41% to $4.6 million compared to the prior year on a 28% increase in revenues to $7.5 million. The improved results were driven by increased international royalties, especially from Europe.

Other

Third quarter 2006 Corporate Administration and Promotion expense was $5.8 million, up 31% from $4.3 million from the 2005 third quarter, primarily due to the elimination of intra-company agreements related to trademark, content and administrative services as a result of the company's repurchase of the minority interest in Playboy.com in late 2005.

         Income tax expense in the 2006 quarter was $1.4 million compared to $0.5 million in last year's third quarter when the company recorded a tax refund related to its European television operations.

Additional information regarding third quarter 2006 earnings will be available on the earnings release conference call, which is being held today, November 7, at 11:00 a.m. Eastern /10:00 a.m. Central. The call may be accessed by dialing 800-862-9098 (for domestic callers) or 1-785-424-1051 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.


                                     * * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates television networks and distributes programming globally; owns Playboy.com, a leading men's lifestyle and entertainment web site; and licenses the Playboy trademark internationally for a range of consumer products and services.


         FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements," including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) Foreign, national, state and local government regulations, actions or initiatives, including:
     (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,
     (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
     (c) substantive changes in postal regulations which could increase our postage and distribution costs;
(2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(5) Our ability to protect our trademarks, copyrights and other intellectual property;
(6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(7) The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8) Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10) Competition in the television, men's magazine, Internet and product licensing markets;
(11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12) Our television, Internet and wireless businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(13) Risks associated with losing access to transponders and competition for transponders and channel space;
(14) Failure to maintain our agreements with multiple system operators and direct-to-home operators on favorable terms, as well as any decline in our access to, and acceptance by, direct-to-home and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;
(15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16) Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17) Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
(18) Increases in paper, printing or postage costs;
(19) Risks associated with certain minimum revenue amounts under our cable distribution agreements;
(20) Effects of the national consolidation of the single-copy magazine distribution system; and (21) Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov or in the Investor Relations section of our website. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                            Playboy Enterprises, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In millions, except per share amounts)

                                                             Quarters Ended
                                                             September 30,
                                                       -------------------------
                                                           2006       2005
                                                       -------------------------
Net revenues
------------
Entertainment:
   Domestic TV                                         $    20.5    $    25.4
   International                                            14.3         12.2
   Online subscriptions and e-commerce                      12.6          9.0
   Other                                                     2.8          1.2
                                                       ----------   ----------
Total Entertainment                                         50.2         47.8
Publishing:
   Playboy magazine
     Subscription                                           11.2         12.3
     Newsstand                                               2.3          2.6
     Advertising                                             6.2          7.6
                                                       ----------   ----------
     Total Playboy magazine                                 19.7         22.5
   Special editions and other                                3.2          3.2
   International                                             1.7          1.6
                                                       ----------   ----------
Total Publishing                                            24.6         27.3
Licensing:
   International licensing                                   5.5          4.3
   Domestic licensing                                        1.3          1.2
   Marketing events                                          0.3          0.1
   Other                                                     0.4          0.2
                                                       ----------   ----------
Total Licensing                                              7.5          5.8
                                                       ----------   ----------
   Total net revenues                                   $   82.3     $   80.9
                                                       ==========   ==========

Net income
----------
Entertainment                                           $    5.8     $    7.1
Publishing                                                  (0.8)        (0.7)
Licensing                                                    4.6          3.3
Corporate Administration and Promotion                      (5.8)        (4.3)
                                                       ----------   ----------

   Segment income                                            3.8          5.4

Restructuring expenses                                      (0.1)           -
                                                       ----------   ----------

   Operating income                                          3.7          5.4

Investment income                                            0.6          0.6
Interest expense                                            (1.5)        (1.4)
Amortization of deferred financing fees                     (0.1)        (0.1)
Minority Interest                                              -         (0.4)
Other, net                                                  (0.2)        (0.4)
                                                       ----------   ----------
Income before income taxes                                   2.5          3.7

Income tax expense                                          (1.4)        (0.5)
                                                       ----------   ----------
Net income                                              $    1.1     $    3.2
                                                       ==========   ==========

Weighted average number of common shares outstanding
   Basic                                                  33,169       33,102
                                                       ==========   ==========
   Diluted                                                33,173       33,366
                                                       ==========   ==========


Basic and diluted earnings per common share             $   0.03     $   0.10
                                                       ==========   ==========


Note: Certain reclassifications have been made to conform to the current presentation.

                            Playboy Enterprises, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In millions, except per share amounts)

                                                           Nine Months Ended
                                                             September 30,
                                                     ---------------------------
                                                         2006          2005
                                                     --------------  -----------
Net revenues
------------
Entertainment:
   Domestic TV                                          $   63.7     $    75.5
   International                                            41.3          37.5
   Online subscriptions and e-commerce                      37.2          30.8
   Other                                                     6.7           3.4
                                                     ------------   -----------
Total Entertainment                                        148.9         147.2

Publishing:
   Playboy magazine
     Subscription                                           34.4          37.3
     Newsstand                                               7.4           8.0
     Advertising                                            17.3          22.2
                                                     ------------   -----------
     Total Playboy magazine                                 59.1          67.5
   Special editions and other                                7.8           7.4
   International                                             5.0           4.9
                                                     ------------   -----------
Total Publishing                                            71.9          79.8

Licensing:
   International licensing                                  16.6          13.5
   Domestic licensing                                        3.9           3.7
   Marketing events                                          2.8           2.7
   Other                                                     0.8           0.3
                                                     ------------   -----------
Total Licensing                                             24.1          20.2
                                                     ------------   -----------
   Total net revenues                                     $244.9     $   247.2
                                                     ==============  ===========

Net Loss
--------
Entertainment                                           $   18.6     $    28.8
Publishing                                                  (4.9)         (3.4)
Licensing                                                   13.0          10.9
Corporate Administration and Promotion                     (18.7)        (12.7)
                                                     --------------  -----------

   Segment income                                            8.0          23.6

Restructuring expenses                                      (2.0)            -
                                                     --------------  -----------

   Operating income                                          6.0          23.6

Investment income                                            1.8           1.4
Interest expense                                            (4.2)         (5.5)
Amortization of deferred financing fees                     (0.4)         (0.5)
Minority interest                                              -          (1.1)
Debt extinguishment expenses                                   -         (19.3)
Other, net                                                  (0.3)         (1.1)
                                                     --------------  -----------

Income (loss) before income taxes                            2.9          (2.5)
Income tax expense                                          (4.3)         (2.8)
                                                     --------------  -----------

Net Loss                                                $   (1.4)    $    (5.3)
                                                     ==============  ===========

Weighted average number of common shares outstanding
   Basic and diluted                                      33,156        33,178
                                                     ==============  ===========

Basic and diluted loss per common share                 $  (0.04)    $   (0.16)
                                                     ==============  ===========


Note: Certain reclassifications have been made to conform to the current presentation.


    PLAYBOY ENTERPRISES, INC.
    -------------------------------------------------------------------------------------------------------------------------------
    Reconciliation of Non-GAAP Financial Information (in
    millions of dollars)
                                                    Third Quarter Ended September  30,        Nine Months Ended September 30,

    EBITDA and Adjusted EBITDA                          2006       2005  % Better/(Worse)      2006      2005    % Better/(Worse)
    --------------------------------------------------------------------------------------------------------------------------------
      Net Income (Loss)                             $    1.1      $ 3.2           (65.6)     $ (1.4)   $  (5.3)       73.6
      Adjusted for:
         Income Tax Expense                              1.4        0.5          (180.0)        4.3        2.8       (53.6)
         Interest Expense                                1.5        1.4            (7.1)        4.2        5.5        23.6
         Amortization of Deferred Financing Fees         0.1        0.1             ---         0.4        0.5        20.0
         Equity in Operations of Investments            (0.1)       0.1             ---        (0.1)       0.3         ---
         Depreciation and Amortization                  11.7       10.9            (7.3)       33.4       32.9        (1.5)
    --------------------------------------------------------------------                  --------------------
      EBITDA (1)                                        15.7       16.2            (3.1)       40.8       36.7        11.2
      Adjusted for:
         Cash Investments in Television Programming     (8.8)      (8.3)           (6.0)      (28.3)     (24.3)      (16.5)
    --------------------------------------------------------------------                  --------------------
      Adjusted EBITDA (2)                           $    6.9     $  7.9           (12.7)     $ 12.5     $ 12.4         0.8
    --------------------------------------------------------------------                  --------------------

                                                    Third Quarter Ended September         Nine Months Ended September 30,
                                                                 30,

    Financial and Operating Data                        2006       2005 % Inc/(Dec)            2006      2005  % Inc/(Dec)
    --------------------------------------------------------------------------------      ---------------------------------
    Entertainment
       Cash Investments in Television Programming   $    8.8   $    8.3         6.0        $   28.3   $   24.3        16.5
       Programming Amortization and Online
       Content Expenses                             $   10.9   $    9.7        12.4        $   30.6   $   29.7         3.0

       International TV Household Units at End of
        Period (in millions) (3)                        48.0       43.7         9.8            48.0       43.7         9.8

       Domestic TV Household Units at End of Period (in millions) (3):

         Playboy TV:
           Satellite                                    28.2       26.4         6.8            28.2       26.4         6.8
           Cable                                        22.4       23.6        (5.1)           22.4       23.6        (5.1)

         Movie Networks:
           Satellite                                    40.1       52.0       (22.9)           40.1       52.0       (22.9)
           Cable                                        45.6       48.7        (6.4)           45.6       48.7        (6.4)

       On Demand Households:
           VOD                                          17.9        7.7       132.5            17.9        7.7       132.5
           SVOD                                         10.8        1.8       500.0            10.8        1.8       500.0

    Publishing
       Magazine Advertising Pages
                                                       102.2      110.1        (7.2)          291.7      359.6       (18.9)

    At September 30
         Cash, Cash Equivalents, Marketable
         Securities and Short-Term Investments      $   37.3   $   64.4       (42.1)       $   37.3    $  64.4       (42.1)
            Long-Term Financing Obligations         $  115.0   $  115.0         ---        $  115.0    $ 115.0         ---
    --------------------------------------------------------------------------------      ---------------------------------
    See notes on accompanying page.


     PLAYBOY ENTERPRISES, INC.
     --------------------------------------------------------------------------
     Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data


1) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television content. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple distribution platforms (i.e. digital and analog) are available to that household.